Exhibit 99.1

For Immediate Release

APTEVO THERAPEUTICS REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Strengthened Cash Position to Support Ongoing R&D and Commercial Activities;

Reported $107 Million in Cash at the End of the Third Quarter

Expanded Novel Bispecific Antibody Portfolio Through Collaboration with Alligator Bioscience; Advanced New Bispecific Candidates Targeting Cancer and Autoimmune Diseases

SEATTLE, WA – November 9, 2017 -- Aptevo Therapeutics Inc. (Nasdaq: APVO), a biotechnology company focused on developing novel oncology and hematology therapeutics, today provided a business review and reported its financial results for the third quarter ended September 30, 2017.

“The third quarter was a transformative period for Aptevo,” said Marvin L. White, President and Chief Executive Officer.  “During this time we delivered on two key objectives – continuing to ensure that Aptevo is solidly financed to execute on our commercial and R&D strategy, and expanding our innovative portfolio of bispecific antibody candidates where we see the highest potential for long-term shareholder value creation.”

“By monetizing our non-core commercial assets through the sale of our three hyperimmune products to Saol Therapeutics, Aptevo secured up to an additional $74.5 million in non-dilutive funding – strengthening our financial position and sharpening our focus on our most promising commercial and pipeline assets.  In addition, the amendment with MidCap Financial completed during the third quarter, enabled us to further extend our cash runway by an additional $20 million.”

“We also made important strides expanding opportunities around our innovative ADAPTIR bispecific antibody platform. Awareness of the differentiating characteristics of our ADAPTIR platform continues to grow in the scientific community and we were pleased to partner with Alligator Bioscience to develop ALG.APV-527, a promising new targeted immunotherapeutic with a novel mechanism of action aimed at recruiting the immune system against various types of solid tumors.  This new mechanism of action illustrates the versatility of our ADAPTIR platform in generating novel bispecific candidates with the potential to engage the immune system through a variety of different cellular pathways,” said Mr. White.  “We look forward to advancing our ADAPTIR portfolio in 2018, which includes, otlertuzumab, APVO414, APVO436, APVO210 and ALG.APVO-527.”

Exhibit 99.1

Third Quarter 2017 Highlights

•

Monetized non-core commercial assets and completed the sale of Aptevo’s three hyperimmune products, (WinRho® SDF, HepaGam B®, and VARIZIG®) to Saol Therapeutics for total consideration of up to $74.5 million, raising significant non-dilutive funding to support Aptevo’s ongoing commercial and R&D efforts

•	Amended the terms of a credit agreement with MidCap Financial allowing Aptevo to retain a $20 million investment by MidCap, further extending Aptevo’s cash runway
•

Signed a collaboration agreement with Alligator Bioscience to jointly develop and advance a lead bispecific antibody candidate, ALG.APV-527, with a novel mechanism of action targeting 4-1BB and 5T4, a tumor antigen widely overexpressed in a number of different types of cancer

•

Demonstrated the versatility of the ADAPTIR platform with the development of ALG.APV-527, which targets a co-stimulatory receptor found on activated T cells, illustrating the capability of the ADAPTIR platform to generate immunotherapeutic antibodies with different mechanisms of immune system engagement

•	Initiated CMC and IND-enabling activities for APVO436, APVO210, and ALG.APV-527
•

Presented preliminary data from an ongoing Phase 1 study of APVO414 (formerly MOR209/ES414) suggesting that administration by continuous infusion, rather than weekly intravenous (IV) dosing, was effective at reducing the level of anti-drug antibodies previously seen in the weekly IV dosing study cohorts

•

Continued to advance APVO414 in a dose escalation Phase 1 study following a decision by MorphoSys to end the companies’ joint development and commercialization agreement for APVO414 (formerly MOR209/ES414)

•	Continued to expand Aptevo’s new patient acquisition efforts for IXINITY following the introduction of new IXINITY supply in May 2017

Third Quarter 2017 Financial Results

As a result of the sale of Aptevo’s three hyperimmune products (WinRho SDF, HepaGam B, and VARIZIG) to Saol Therapeutics, completed on September 28, 2017, Aptevo’s hyperimmune business has been excluded from its continuing operations.  Readers are referred to and encouraged to read the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 for a more thorough discussion of the Saol transaction and Aptevo’s business plans and operations, financial condition and results of operations.

Cash Position:  Aptevo had cash, cash equivalents, and short-term investments as of September 30, 2017 totaling $107.2 million, including $10.4 million in restricted cash related to Aptevo’s borrowing facility and company credit cards.

Product Revenue:  Revenue for IXINITY for the three months ended September 30, 2017 was $2.5 million compared to $2.8 million for the three months ended September 30, 2016.  This decrease was primarily related to decreased volumes shipped in the third quarter of 2017 as customers increased stock levels with increased orders in the second quarter of 2017 when additional IXINITY product came back on the market.

Exhibit 99.1

Cost of Product Sales:  Cost of product sales decreased by $2.2 million, or 54%, to $1.9 million for the three months ended September 30, 2017 from $4.1 million for the three months ended September 30, 2016.  Due to challenges related to the bulk drug substance manufacture of IXINITY encountered in 2016, in the third quarter of 2016 Aptevo wrote off approximately $2.9 million in unsaleable IXINITY inventory that was in the process of being manufactured. This cost is included in cost of product sales.

Research and Development Expenses:  Research and development expenses did not change meaningfully between the three months ended September 30, 2017 and 2016, and were approximately $7.1 million during both periods.

Selling, General and Administrative Expenses:  Selling, general and administrative expenses decreased by $3.7 million, or 33%, to $7.5 million for the three months ended September 30, 2017, compared to $11.1 million for the same period in 2016.  The change was primarily due to higher one-time onboarding expenses incurred during the third quarter of 2016.

Net Income from Discontinued Operations:  In connection with the sale of its hyperimmune business, the Company reclassified the operating results of the hyperimmune business for all periods presented and the gain recognized on the sale of the hyperimmune business of $52.5 million in income from discontinued operations.  The income from discontinued operations also includes an allocation of income tax expense for all periods, which is required by Generally Accepted Accounting Principles (GAAP). Additionally, in the consolidated and condensed balance sheets as of December 31, 2016, the assets and liabilities of the hyperimmune business have been presented separately as held for sale.

Net Income (Loss):  Aptevo’s net income for the three months ended September 30, 2017 was $37.9 million or $1.77 per share, compared to a net loss of $71.7 million or ($3.55) per share for the corresponding period in 2016. Net income includes the Company’s losses from operations, offset by an allocation of income tax benefit as required by GAAP and net income from discontinued operations. The benefit from income taxes for the quarter resulted in the Company reporting net income from continuing operations in the third quarter, which was driven by the expected use of deferred taxes related to net operating losses to offset taxes payable for the quarter.  The income tax expense resulting from the sale of Aptevo’s hyperimmune business is expected to be reversed in the fourth quarter of 2017.

Financial Statements Follow

Exhibit 99.1

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts, unaudited)

ASSETS	September 30, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$75,830	$9,676
Restricted cash	10,400	400
Short-term investments	20,946	44,849
Accounts receivable	528	307
Inventories	1,237	461
Current assets held for sale	—	10,155
Prepaid expenses and other current assets	6,381	5,566
Total current assets	115,322	71,414
Property and equipment, net	6,163	5,910
Intangible assets, net	6,287	6,910
Long-term assets held for sale	—	7,624
Other long-term assets	3,250	—
Total assets	$131,022	$91,858
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$7,512	$10,518
Accrued compensation	3,815	4,009
Sales rebates and discounts	378	278
Due to acquirer of discontinued operations	878	—
Deferred revenue, current portion	—	811
Other short-term liabilities	2,287	—
Current liabilities held for sale	—	3,928
Total current liabilities	14,870	19,544
Deferred revenue, net of current portion	—	2,896
Long-term debt, net	17,484	18,383
Other liabilities	8,358	469
Total liabilities	40,712	41,292

Stockholders' equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, zero shares issued or outstanding	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized; 21,426,731 and 20,271,737 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	21	20
Additional paid-in capital	154,257	151,271
Accumulated other comprehensive loss	(10)	(33)
Contribution receivable from former parent	—	(20,000)
Accumulated deficit	(63,958)	(80,692)
Total stockholders' equity	90,310	50,566
Total liabilities and stockholders' equity	$131,022	$91,858

Exhibit 99.1

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016 Restated	2017	2016 Restated
Revenues:
Product sales	$2,506	$2,816	$8,131	$7,050
Collaborations	3,666	—	3,709	153
Total revenues	6,172	2,816	11,840	7,203
Costs and expenses:
Cost of product sales	1,872	4,110	3,114	7,387
Research and development	7,175	7,077	19,835	22,759
Selling, general and administrative	7,473	11,141	26,019	27,950
Impairment of goodwill and intangible assets	—	71,013	—	71,013
Loss from operations	(10,348)	(90,525)	(37,128)	(121,906)
Other income (expense):
Other expense, net	(436)	(492)	(1,356)	(417)
Total other expense, net	(436)	(492)	(1,356)	(417)
Loss before income taxes	(10,784)	(91,017)	(38,484)	(122,323)
Benefit from income taxes	13,768	17,608	15,587	18,590
Net income (loss) from continuing operations	2,984	(73,409)	(22,897)	(103,733)
Discontinued operations (Note 2):
Income from discontinued operations, before income taxes	56,140	3,959	62,706	9,514
Income tax expense	(21,257)	(2,291)	(23,076)	(3,250)
Income from discontinued operations	34,883	1,668	39,630	6,264
Net income (loss)	$37,867	$(71,741)	$16,733	$(97,469)

Basic net income (loss) per share:
Net loss from continuing operations	$0.14	$(3.63)	$(1.08)	$(5.13)
Net income from discontinued operations	$1.63	$0.08	$1.87	$0.31
Net income (loss)	$1.77	$(3.55)	$0.79	$(4.82)
Weighted-average shares used to compute per share calculation	21,385,381	20,235,987	21,138,332	20,231,910

Diluted net income (loss) per share:
Net loss from continuing operations	$0.14	$(3.63)	$(1.08)	$(5.13)
Net income from discontinued operations	$1.61	$0.08	$1.87	$0.31
Net income (loss)	$1.75	$(3.55)	$0.79	$(4.82)
Weighted-average shares used to compute per share calculation	21,672,269	20,235,987	21,138,332	20,231,910

Exhibit 99.1

ADAPTIR Clinical and Preclinical Portfolio:

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APVO414 – a bispecific ADAPTIR candidate, currently in Phase 1 development, targeting prostate specific membrane antigen (PSMA), an enzyme that is expressed on the surface of prostate cancer cells, and, CD3, a component of the T cell receptor complex expressed on all T cells.  APVO414 redirects T cells to specifically kill PSMA expressing tumors and is being developed for metastatic castration-resistant prostate cancer, which is advanced prostate cancer that has spread to other organs and no longer responds to hormone blocking therapies.

•

Otlertuzumab – a monospecific ADAPTIR candidate currently in Phase 2 development for the treatment of chronic lymphocytic leukemia (CLL).  Data from a Phase 2 clinical trial evaluating otlertuzumab in combination with bendamustine, compared to bendamustine alone, demonstrated a significant increase in median progression free survival for the combination, from approximately 10 to 16 months.

•

APVO436 – a bispecific ADAPTIR candidate currently in preclinical development targeting CD123, a cell surface receptor highly expressed on several hematological malignancies and CD3, a component of the T cell receptor. APVO436 engages T cells to kill tumor cells.

•

ALG.APV-527 – a bispecific antibody candidate, partnered with Alligator Bioscience, featuring a novel mechanism of action designed to simultaneously target 4-1BB (CD137) and 5T4, a tumor antigen widely overexpressed in a number of different types of cancer.  4-1BB, a costimulatory receptor on T cells, is known to enhance the immune response to cancer through activation of tumor-specific T cells and is believed to be a promising target for new immunotherapeutic approaches. ALG.APV-527 could potentially have utility in the treatment of a broad spectrum of cancers over-expressing the tumor antigen, including breast, cervical, non-small-cell-lung, prostate, renal, gastric, colorectal and bladder cancers.

•

APVO210 – a bispecific ADAPTIR preclinical candidate with a novel mechanism of action based on targeted cytokine delivery.  APVO210 is composed of a humanized anti-CD86 antibody fused with a modified form of IL-10 that specifically induces IL-10 signaling on antigen presenting cells, but not on lymphoid populations. APVO210 functions by suppressing immune responses and inducing certain tolerogenic responses and therefore may have potential benefit for the treatment of autoimmune and inflammatory diseases.

•

ROR1 Bispecific – a proof-of-concept bispecific candidate targeting ROR1, an antigen found on several solid tumors and hematologic, or blood-related malignancies.  Initial preclinical data demonstrate redirected T cell killing of tumors expressing ROR1 in vitro and in vivo in animal models.

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on novel oncology and hematology therapeutics to meaningfully improve patients’ lives.  Aptevo has a commercial product, IXINITY® coagulation factor IX (recombinant), approved and marketed in the United States for the treatment of Hemophilia B, and a versatile core technology – the ADAPTIR™ modular protein technology platform capable of generating highly-differentiated bispecific antibodies with unique mechanisms of action to treat cancer and autoimmune diseases.  Aptevo has two ADAPTIR antibody candidates currently in clinical development and a broad pipeline of novel investigational-stage bispecific antibody candidates focused in immuno-oncology and

Exhibit 99.1

autoimmune disease and inflammation. For more information, please visit www.aptevotherapeutics.com

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including, without limitation, statements regarding potential milestone payments, Aptevo’s outlook, financial performance or financial condition, Aptevo’s technology and related pipeline, collaboration and partnership opportunities, commercial portfolio, and any other statements containing the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “forecasts,” “estimates,” “will” and similar expressions are forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo’s expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause Aptevo’s actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo’s business or prospects; adverse developments in research and development; adverse developments in the U.S. or global capital markets, credit markets or economies generally; and changes in regulatory, social and political conditions. Additional risks and factors that may affect results are set forth in Aptevo’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as filed on March 31, 2017, and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo’s expectations in any forward-looking statement.

Source:

Aptevo Therapeutics
Stacey Jurchison

Senior Director, Investor Relations and Corporate Communications

206-859-6628
JurchisonS@apvo.com